UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2008 (July 22, 2008)

TRANSMERIDIAN EXPLORATION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-50715	76-0644935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 4300 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 458-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 22, 2008, Transmeridian Exploration Incorporated (“Transmeridian”) and United Energy Group Limited (“UEGL”) entered into a letter agreement amending the Investment Agreement, dated June 11, 2008, between Transmeridian and UEGL (the “Investment Agreement”). Under the terms of the letter agreement, UEGL would have the right to receive additional shares of Transmeridian’s new series B-1 redeemable convertible preferred stock (“Series B-1 preferred stock”) to be issued to UEGL, at a price of $100 per share, to the extent of UEGL’s funding of Transmeridian’s obligations to pay the cash consideration currently contemplated by the Company and UEGL to be paid to holders of the 12% Senior Secured Notes due 2010 (“Old Notes”) of Transmeridian Exploration Inc. (the “Issuer”) in the exchange offer for a new series of the Issuer’s senior secured notes (“New Notes”). This obligation to issue additional shares of Series B-1 preferred stock is in addition to Transmeridian’s obligation to issue shares of Series B-1 preferred stock in exchange for New Notes or Old Notes held by UEGL at or following the Swap closing, or to the extent of UEGL’s funding of Transmeridian’s obligation to make a change of control offer to holders of the Old Notes as a result of the consummation of the transactions contemplated by the Investment Agreement (the “Swap Closing”). However, the aggregate number of shares of Series B-1 preferred stock that may be issued in these circumstances would remain capped at 580,000 shares, in addition to the 1,512,158 shares of Series B-1 preferred stock, 622,897 shares of series B-2 redeemable convertible preferred stock and warrants to purchase up to 38,653,960 shares of the Company’s common stock to be issued at the Swap Closing. In addition, the letter agreement further provides that UEGL may elect to receive New Notes in lieu of shares of Series B-1 preferred stock in a principal amount equal to the total amount of such funding minus the purchase price of any Series B-1 preferred stock.

Following the Swap Closing, UEGL will exchange any Old Notes held by it for New Notes or shares of Series B-1 preferred stock subject to and in accordance with the terms of the Investment Agreement and the letter agreement. The election to receive New Notes, Series B-1 preferred stock or a combination of both is to be made by UEGL upon five business days notice to Transmeridian.

Transmeridian currently intends to solicit proxies for use at either the 2008 annual meeting or a special meeting of common stockholders, or at any adjournment or postponement thereof, to vote in favor of approval and adoption of the Investment Agreement and certain other matters related to the consummation of the transactions contemplated thereby and, in the case of the 2008 annual meeting to vote on any other matters that shall be voted upon at Transmeridian’s 2008 annual meeting of stockholders. Transmeridian currently intends to file a proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) in connection with this solicitation of proxies. All Transmeridian common stockholders are strongly encouraged to read the proxy statement when it becomes available, because it will contain important information. Transmeridian common stockholders may obtain copies of the proxy statement and related materials, if and when they are available, for free at the SEC’s website at www.sec.gov.

The identity of people who, under SEC rules, may be considered “participants in a solicitation” of proxies from Transmeridian stockholders for use at Transmeridian’s 2008 annual meeting or a special meeting of stockholders and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, will be contained in the proxy statement on Schedule 14A that Transmeridian currently intends to file with the SEC.

This current report is not an offer to sell New Notes or an offer to exchange New Notes for Old Notes and is not a solicitation of an offer to sell Old Notes or to exchange Old Notes for New Notes. Any securities offered in connection with the transaction will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an exemption from applicable registration requirements. The foregoing exchange offer and related consent solicitation will be made solely by an offer to exchange and consent solicitation statement and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

This current report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and other filings with the SEC. Although Transmeridian believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this current report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by Transmeridian or any other person that the objectives and plans of Transmeridian will be achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMERIDIAN EXPLORATION INCORPORATED

Date: July 23, 2008	By:	/s/ Earl W. McNiel
	Name:	Earl W. McNiel
	Title:	Vice President and Chief Financial Officer